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                                                                    Exhibit 99.1

                              [VION LOGO]

                             COMPANY CONTACT:      Vion Pharmaceuticals, Inc.
                                                   Howard B. Johnson, CFO
                                                   (203) 498-4210 phone


         VION REPORTS 2002 YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS


NEW HAVEN, CT, March 28, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced results for the fourth quarter and the year ended December 31, 2002.

The Company reported a net loss of $12.3 million, or $0.43 per share, for the year ended December 31, 2002, compared with a net loss of $13.8 million, or $0.51 per share, for 2001. Weighted-average common shares outstanding for the years were 28.9 million and 27.2 million, respectively. Total operating expenses were $13.3 million and $15.7 million for the years ended December 31, 2002 and 2001, respectively.

The net loss was $2.5 million, or $0.09 per share, for the fourth quarter of 2002, compared with a net loss of $3.2 million, or $0.11 per share, for the same period in 2001. Weighted-average common shares outstanding for each of the periods were 28.9 million. Total operating expenses were $2.6 million and $3.5 million for the quarters ended December 31, 2002 and 2001, respectively.

The Company reported ending the year with $10.1 million in cash and cash equivalents. The Company continues to explore its financial and strategic options to raise additional capital and/or reduce expenses.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially




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misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                         --Financial Statements Follow--




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                           VION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                Three Months Ended                Year Ended
                                                                   December 31,                  December 31,
(In thousands, except per share data)                         2002              2001          2002          2001
-----------------------------------------------------------------------------------------------------------------
                                                                    (Unaudited)
Revenues:

     Contract research grants                                      $57            $55           $179          $481
     Technology license fees                                        --             48             28           169
     Laboratory support services                                    18             --             26            --
     Research support services                                       5             --              5            --
                                                           --------------------------------------------------------
         Total revenues                                             80            103            238           650
                                                           --------------------------------------------------------

Operating expenses:
     Research and development                                    1,066          1,698          5,650         8,638
     Clinical trials                                             1,020          1,204          4,897         3,891
                                                           --------------------------------------------------------
         Total research and development                          2,086          2,902         10,547        12,529
     General and administrative                                    533            566          2,712         3,135
                                                           --------------------------------------------------------
        Total operating expenses                                 2,619          3,468         13,259        15,664
                                                           --------------------------------------------------------

Interest income                                                   (50)          (209)          (484)       (1,204)
                                                           --------------------------------------------------------
        Loss before income tax benefit                         (2,489)        (3,156)       (12,537)      (13,810)

Income tax benefit                                                  --             --          (227)            --
                                                           --------------------------------------------------------
        Net loss                                              ($2,489)       ($3,156)      ($12,310)     ($13,810)
                                                           ========================================================

Basic and diluted loss applicable
    to common shareholders per share                           ($0.09)        ($0.11)        ($0.43)       ($0.51)
                                                           ========================================================

Weighted-average number of shares
    of common stock outstanding                                 28,894         28,857         28,888        27,212
                                                           ========================================================

                          CONDENSED BALANCE SHEET DATA
                                                                                           Dec. 31,       Dec. 31,
(In thousands)                                                                               2002           2001
-------------------------------------------------------------------------------------------------------------------

Cash, cash equivalents and short-term investments                                           $10,131        $22,644
Total assets                                                                                 10,923         23,601
Total liabilities                                                                             2,059          2,503
Shareholders' equity                                                                          8,864         21,098
-------------------------------------------------------------------------------------------------------------------

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